Exhibit 99.1

Edgewise Therapeutics Announces Positive Topline Results from the EDG-5506 Phase 1 Multiple Ascending Dose (MAD) Study in Healthy Volunteers (HVs) and Doses First Becker Muscular Dystrophy (BMD) Patients

– EDG-5506 was generally well tolerated with no serious adverse events observed to date –

– Pharmacokinetic (PK) data demonstrated robust target engagement with achievement of muscle concentrations well above efficacious levels observed in preclinical disease models –

– Pharmacodynamic (PD) data demonstrated dose proportionate effect on involuntary twitch inhibition in HVs –

– Phase 1a single ascending dose/MAD package supports initiation of Phase 2 trials in BMD and Duchenne muscular dystrophy (DMD) in 2022 –

– Management hosting webcast to discuss findings today at 9:00 a.m. Eastern Time –

BOULDER, Colo.--(BUSINESS WIRE)--October 28, 2021--Edgewise Therapeutics, Inc. (NASDAQ: EWTX), a clinical-stage biopharmaceutical company focused on developing orally bioavailable, small molecule therapies for the treatment of rare muscle disorders, announced today positive topline results from the MAD portion of a first-in-human Phase 1 clinical trial assessing the safety, tolerability, PK and PD of escalating doses of EDG-5506, an orally administered small molecule myosin inhibitor designed to protect injury-susceptible fast skeletal muscle fibers in dystrophinopathies such as DMD and BMD.

“We are extremely encouraged by these multiple ascending dose data, which clearly demonstrate high levels of target engagement with a well-tolerated dosing regimen. We are excited by the potential that EDG-5506 may serve as an oral treatment to decrease muscle damage, the root cause of DMD and BMD, and we eagerly look forward to better understanding its full potential in future clinical studies,” said Joanne Donovan, M.D., Ph.D., Chief Medical Officer of Edgewise.

In addition to safety, the goal in the MAD study was to derive a relationship between dose, muscle exposure and involuntary twitch force inhibition, a PD surrogate for EDG-5506’s novel mechanism of action. The 40 healthy volunteers enrolled in the MAD study were administered oral doses of EDG-5506 (5 mg to 40 mg) or placebo. EDG-5506 was shown to be generally well tolerated at all doses studied with no adverse events seen in laboratory values, electrocardiograms, or other vital signs. The most common adverse events were dizziness and somnolence, which were mild, transient and self-resolving. At projected therapeutic levels, as exposure increased over time, the incidence of adverse events generally decreased, suggesting development of tolerance. PK data demonstrated robust target engagement with high muscle exposures consistent with EDG-5506’s expected high affinity binding to myosin in fast skeletal muscle fibers. At doses above 10 mg, exposures were above pharmacologically active levels observed across multiple preclinical models of DMD.

The PD effects of EDG-5506 were evaluated using a trans-magnetic device used to elicit involuntary leg twitch. EDG-5506 inhibited involuntary twitch in HVs at muscle concentrations consistent with levels demonstrating efficacy in preclinical disease models. Importantly, dosing with EDG-5506 was not found to affect voluntary grip, shoulder, or hip strength and there was no negative impact observed on alternate forms of myosin elsewhere in the body (e.g., cardiac). These compelling observations provide preliminary evidence of a dose dependent, selective inhibition of fast skeletal muscle fibers following multiple doses of EDG-5506.

Based on these favorable results, the Company anticipates initiation of Phase 2 trials in individuals with BMD in the first half of 2022 and DMD in the second half of 2022. Moreover, the Company has also started dosing individuals with BMD as part of the ongoing Phase 1b clinical trial. The Company plans to enroll approximately 8 subjects to assess a 20 mg dose of EDG-5506 as a solid dosage form or placebo for 14 days. Safety, PK and changes to biomarkers of muscle damage such as, creatine kinase and fast troponin I, will be evaluated for the first time on a dystrophic background. The Company also expects to initiate a follow-on open-label study in BMD patients in the first quarter of 2022 to explore the above parameters over 3 months.

“We are excited about the results from this clinical trial of EDG-5506, which supports dosing of BMD patients in the Phase 1b and advancement of EDG-5506 into Phase 2,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “We are working with urgency to forge ahead with the program and are enthusiastic about the potential of EDG-5506 to provide a meaningful therapeutic benefit for individuals with DMD and BMD.”

Data Review Conference Call

Members of the Edgewise management team will hold a conference call and webcast today, October 28, 2021, at 9:00 a.m. Eastern Time to discuss these results. To participate, please dial 844-200-6205 (domestic) or 646-904-5544 (international) and refer to access code 903413. Visit the Edgewise event page to access the webcast, including replay and conference call slides.

About Becker Muscular Dystrophy

BMD is a serious, progressively debilitating, and potentially fatal inherited X-linked neuromuscular disorder. BMD results from mutation of the dystrophin gene yielding unstable and/or dysfunctional dystrophin expression in muscles. Individuals with BMD, typically males, have ongoing muscle fiber (myofiber) degeneration that eventually leads to fibrosis, progressive loss of skeletal muscle function, and that can lead to severe disability and early death. BMD typically presents with juvenile onset of muscle wasting and progressive symmetrical, proximal muscle weakness, calf hypertrophy, activity-induced muscle cramping and elevated creatine kinase (CK) activity. While the course of BMD is variable, it is unidirectional in terms of the inevitable progressive limb weakness resulting in severe disability. BMD is also associated with early mortality from cardiac disease that is disproportionately severe compared to that seen in DMD. The incidence of BMD is approximately 1 in every 18,450 live male births. It is estimated that there are between 4,000–5,000 individuals with BMD in the U.S., with similar numbers of individuals living with BMD in Europe. Despite the seriousness of the disease, for many with BMD, the disease remains one of considerable unmet medical need as there are no approved therapies in the U.S.

About EDG-5506 for DMD and BMD

EDG-5506 is an orally administered small molecule designed to address the root cause of dystrophinopathies including DMD and BMD. EDG-5506 presents a novel mechanism of action to selectively limit injurious hypercontraction stress caused by the absence of functional dystrophin. EDG-5506 has the potential to benefit a broad range of patients suffering from debilitating rare neuromuscular disorders. It is anticipated to be used as a single agent therapy, but it may also provide a synergistic or additive effect in combination with available therapies and therapies currently in development. In August 2021, the U.S. Food and Drug Administration (FDA) granted Fast Track designation to EDG-5506 for the treatment of individuals with BMD.

EDG-5506 is advancing in a Phase 1 clinical trial designed to evaluate safety, tolerability, pharmacokinetics (PK) and pharmacodynamics (PD) of EDG-5506 in adult healthy volunteers (Phase 1a) and in adults with BMD (Phase 1b). The Company expects to report topline data in BMD patients later in 2021. Go to clinicaltrials.gov to learn more about this study (NCT04585464).

About Edgewise Therapeutics

Edgewise Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of innovative treatments for severe, rare muscle disorders for which there is significant unmet medical need. Guided by its holistic drug discovery approach to targeting the muscle as an organ, Edgewise has combined its foundational expertise in muscle biology and small molecule engineering to build its proprietary, muscle focused drug discovery platform. Edgewise’s platform utilizes custom-built high throughput and translatable systems that measure integrated muscle function in whole organ extracts to identify small molecule precision medicines regulating key proteins in muscle tissue, initially focused on addressing rare neuromuscular and cardiac diseases. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, Twitter and Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s drug discovery platform and product candidate EDG-5506; statements regarding the continued clinical development of EDG-5506; the expected timing of reporting topline data from Edgewise’s Phase 1 clinical trial of EDG-5506 in BMD patients; the Company’s expectations regarding initiating Phase 2 clinical trials in individuals with BMD and DMD; and statements by Edgewise’s chief executive officer and chief medical officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company including the potential for Edgewise’s product candidates to cause serious adverse events; Edgewise’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates for muscular dystrophy patients or other patient populations; the timing, progress and results of preclinical studies and clinical trials for EDG-5506 and Edgewise’s other product candidates; Edgewise’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; negative impacts of the COVID-19 pandemic on Edgewise’s operations, including preclinical and clinical trials; the timing, scope and likelihood of regulatory filings and approvals; the potential for any clinical trial results to differ from preclinical, interim, preliminary, topline or expected results; Edgewise’s ability to enroll patients in its ongoing and future clinical trials; Edgewise’s ability to develop a proprietary drug discovery platform to build a pipeline of product candidates; Edgewise’s manufacturing, commercialization and marketing capabilities and strategy; the size of the market opportunity for Edgewise’s product candidates; the loss of key scientific or management personnel; competition in the industry in which Edgewise operates; Edgewise’s reliance on third parties; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Contacts

Investors & Media
Michael Carruthers
Chief Financial Officer
ir@edgewisetx.com